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                                                                     EXHIBIT 5.1

                [Letterhead of Brobeck, Phleger & Harrison LLP]



                               February 10, 1999

E*TRADE Group, Inc.
Four Embarcadero Plaza
2400 Geng Road
Palo Alto, CA  94303

          Re: Registration Statement for Offering of an Aggregate of 250,000 Shares of Common Stock and Related Stock Options
               --------------------------------------------------------------

Ladies and Gentlemen:

          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 250,000 shares of the Common Stock of E*TRADE Group, Inc. (the "Company") issuable under the Nonstatutory Stock Option Agreement (the "Option") between the Company and the optionee named therein. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Option, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable share of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,

                                  /s/ Brobeck, Phleger & Harrison LLP
                                  BROBECK, PHLEGER & HARRISON LLP